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                                                                      EXHIBIT 23

                         Independent Auditors' Consent

The Board of Directors
CDI Corp.:

We consent to the incorporation by reference in the registration statement (No. 333-112088) on Form S-8 of CDl Corp. of our report dated February 24, 2004, with respect to the consolidated balance sheets of CDl Corp. as of December 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of CDl Corp.

Philadelphia, Pennsylvania
March 12, 2004